Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-255585

PROSPECTUS SUPPLEMENT NO. 9
(to prospectus dated May 10, 2021)

PLBY GROUP, INC.
21,854,262 Shares of Common Stock Offered by Selling Stockholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 10, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of (i) up to 20,916,812 shares of common stock, par value of $0.0001 per share (“Common Stock”) of PLBY Group, Inc., a Delaware corporation (f/k/a Mountain Crest Acquisition Corp, or MCAC), issued to stockholders of Playboy (as defined in the Prospectus) upon consummation of the Business Combination (as defined in the Prospectus), (ii) up to 200,000 shares of Common Stock issued to Craig-Hallum Capital Group LLC and Roth Capital Partners LLC upon consummation of the Business Combination, (iii) up to 731,450 shares of Common Stock, which were originally issued by MCAC to Sunlight Global Investment LLC (the “Sponsor”) and were later distributed to Suying Liu and Dong Liu, who are members of the Sponsor, on October 2, 2020, and (iv) up to 6,000 shares of Common Stock issued to Nelson Haight, Todd Milbourn, and Wenhua Zhang for their serving as directors of MCAC before consummation of the Business Combination, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “PLBY.” On October 25, 2021, the closing price of our Common Stock was $27.42 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 13 OF THE PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2021
PLBY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 424-1800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On October 22, 2021, PLBY Group, Inc. (the “Company”) completed its previously announced acquisition (the “Merger”) of GlowUp Digital Inc., a Delaware corporation (the “Target”), pursuant to that certain Agreement and Plan of Merger, dated as of October 15, 2021 (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among the Company, PB Global Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), the Target and Michael Dow, solely in his capacity as representative of the holders of the outstanding shares of the Target’s common stock and of the holders of the outstanding SAFEs (Simple Agreements for Future Equity) issued by the Target. At the effective time of the Merger, the separate corporate existence of Merger Sub ceased, and the Target survived the Merger as a wholly-owned subsidiary of the Company under the name “Centerfold Digital Inc.”.

Item 3.02    Unregistered Sales of Equity Securities.

At the closing of the Merger (the “Closing”), in accordance with the terms of the Merger Agreement, including certain adjustments to the Merger consideration determined as of the Closing, (i) holders of the Target’s equity securities that are accredited investors became entitled to receive, in the aggregate, 548,034 shares of the Company’s common stock, par value $0.0001 per share (“Shares”), 361,938 of which were issued at the Closing to such investors who had properly surrendered their Target equity securities prior to the Closing, and (ii) holders of the Target’s equity securities that are non-accredited investors became entitled to receive, in the aggregate, $342,308 in cash, $88,514 of which was paid at the Closing to such investors who had properly surrendered their Target equity securities prior to the Closing. Pursuant to the Merger Agreement, the number of Shares was determined based on a price per Share of $23.4624, which was the volume weighted average closing price per share of the Company’s common stock on the Nasdaq Global Market over the 10 consecutive trading day period ending on (and including) the trading day immediately preceding the execution of the Merger Agreement (i.e., October 14, 2021), representing aggregate Closing consideration of approximately $13.2 million. Further consideration, comprised of up to an additional 664,311 Shares and $0.4 million in cash in the aggregate, may be issued or paid (as applicable) to the Target’s equity holders upon the release of the portion thereof held back in respect of indemnification obligations or the satisfaction of performance criteria, as applicable, pursuant to the terms of the Merger Agreement. The issuance of Shares in connection with the Merger is exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance upon the exemption provided in Section 4(a)(2) thereof as a transaction not involving a public offering.

Item 8.01    Other Events.

The information set forth above under the heading “Explanatory Note” of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2021	PLBY GROUP, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel and Secretary